FOR IMMEDIATE RELEASE

Entegra Financial Corp.	Arthur Financial Corporation
Roger D. Plemens	J. Carlisle Oxner, III
President and Chief Executive Officer	President and Chief Executive Officer
(828) 524-7000	(864) 427-1213

ENTEGRA FINANCIAL CORP. ANNOUNCES FURTHER EXPANSION INTO

SOUTH CAROLINA WITH PURCHASE OF TWO BRANCHES

Franklin, North Carolina, August 13, 2015 — Macon Bank, the wholly-owned subsidiary of Entegra Financial Corp. (NASDAQ: ENFC) (“Entegra”), today announced that it has entered into an agreement with Arthur State Bank to acquire two bank branches in Anderson and Chesnee, South Carolina. The two branches have approximately $42 million in deposits and $9 million in loans. Macon Bank will pay a deposit premium of approximately 2.87% as part of the deal.

“We are thrilled to announce the acquisition of these two branches as we continue to expand our franchise into Upstate South Carolina,” said Roger D. Plemens, President and Chief Executive Officer of Entegra. “In addition to our soon to open Greenville branch, these branches will provide us with a stronger presence in the Upstate as we continue to execute upon our strategic priorities of seeking accretive acquisition opportunities, diversifying into higher growth contiguous markets, leveraging our capital, and positioning the Company for long-term independence.”

J. Carlisle Oxner, III, President and Chief Executive Officer of Arthur State Bank, stated “this transaction allows Arthur State Bank to return to a ‘well-capitalized’ capital position without dilution to our shareholders. Arthur State Bank will continue to be a viable financial institution in the Midlands and Upstate of South Carolina.” He continued by saying “the transaction between Arthur State Bank and Macon Bank is a very positive move for both entities.”

Macon Bank will hire all current employees at both branch locations and is dedicated to providing a smooth transition and high level of service to its new customers.

Upon completion of the transaction, Entegra is expected to have approximately $1.0 billion in assets, $591 million in loans, and $735 million in deposits.

The purchase, which is subject to customary closing conditions, including regulatory approvals, is expected to be completed in the fourth quarter of 2015.

Entegra Financial Corp. and Macon Bank were advised in the transaction by Sandler O’Neill + Partners, L.P. as financial advisor and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP as legal counsel. Arthur State Bank and Arthur Financial Corporation were advised in this transaction by FinPro Capital Advisors, Inc. as financial advisor and Adams and Reese, LLP as legal counsel.

About Entegra Financial Corp.

Entegra became the holding company of Macon Bank on September 30, 2014 upon the completion of the mutual-to-stock conversion of Macon Bancorp and Entegra’s related stock offering. A total of 6,546,375 shares were sold in the offering at $10.00 per share for gross and net proceeds of $65.5 million and $63.7 million, respectively. Entegra’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, Entegra’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Macon Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania, and a loan production office in Greenville, South Carolina which is expected to become a full service branch in the fall of 2015.

About Arthur Financial Corporation

Arthur State Bank is a wholly owned subsidiary of Arthur Financial Corporation headquartered in Union, South Carolina. Upon completion of this sale transaction, Arthur State Bank will continue to operate eighteen (18) branches in Union, Spartanburg, Woodruff, Greenville, Clinton, Roebuck, Rock Hill, Lexington and Columbia, South Carolina. Arthur State Bank also provides full trust services. Arthur State Bank was established in 1933.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of Entegra and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of Entegra’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in Entegra’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Entegra undertakes no obligation to revise or update these statements following the date of this press release.